EXHIBIT 10.1

1695 South River Road T 847 827 9494 Des Plaines, IL 60018 USA F 847 827 1264 schawk.com

September 18, 2008

Mr. Timothy J. Cunningham
[home address]
[home address]

Dear Tim:

On behalf of Schawk, Inc. (the “Company”), I am pleased to confirm the terms of your employment arrangement in this letter agreement (the “Agreement”).

1.
Term of Employment.  Your employment with the Company under this Agreement shall be for a period commencing on September 18, 2008 (the “Effective Date”) and ending as provided in Section 7 hereof (the “Employment Term”).

2.
Title and Duties.  During the Employment Term, you will serve as Executive Vice President and Chief Financial Officer of the Company, reporting to the Board of Directors of the Company (the “Board”), with such duties and responsibilities as are customarily assigned to such position, and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to you by the Board.  During the Employment Term, you agree that you will devote substantially all of your business time, energy, and skill to the business of the Company and shall use your reasonable best efforts to promote the Company’s best interest.

3.	Compensation.

(a)
Base Salary.  During the Employment Term, you will receive an annual base salary of $375,000, payable in accordance with the Company’s regular payroll practices.  Your performance and salary will be reviewed annually consistent with other senior executives of the Company.  Your base salary, as increased from time to time, shall be referred to herein as the “Base Salary.”

(b)	Annual Bonus.

(i)
For the period beginning on the Effective Date and ending on December 31, 2008, you will be eligible for a bonus of $125,000, payable in January 2009 (the “2008 Bonus”).  Whether or not the 2008 Bonus is earned shall be based upon the achievement of certain performance goals and objectives as mutually determined by the Chief Executive Officer of the Company and you.

(ii)
The Company will not pay the portion of the Tatum Bonus you would be eligible to receive in September 2008 with respect to the services provided by you as a partner in the Chicago practice of Tatum, LLC.

(iii)
Starting on January 1, 2009, during the Employment Term, you will be eligible to participate in the Schawk AIP program, as described in the Company’s 2008 Proxy per the terms in place from time to time.  The AIP program will provide the opportunity for you to earn an annual bonus at the rates set forth in the AIP program.  As of the Effective Date, the rates for you are currently 40% of Base Salary at Threshold, 60% of Base Salary at Target, and 90% of Base Salary at Maximum.

Except as explicitly set forth herein, all bonuses are discretionary and are not earned until approved by the Board or the Compensation Committee of the Board. Bonuses will be payable only if you are in the Company’s employ on the regular or specifically described bonus payment date.  Bonuses, if any, will be paid as soon as practicable, but no later than March 15th following the end of the calendar year in which the bonus was earned.

(c)
Annual Incentive Compensation.  Starting on January 1, 2009, during the Employment Term, you will be eligible to participate in any annual or long-term, cash or equity based, incentive plan or other arrangements of the Company provided to Executive Vice Presidents and other senior executives of the Company, as they exist from time-to-time, including the Schawk, Inc. 2006 Long-Term Incentive Plan (together with any additional and successor Company compensation plans, the “Schawk 2006 LTIP”).  Each award granted under the Schawk 2006 LTIP shall be evidenced by an award agreement that shall specify the terms and conditions of each award granted, which terms and conditions shall be those customarily provided for such awards to senior executives of the Company, except as otherwise provided herein.

(d)
Sign-On Award.  On the Effective Date, you will receive a “Sign-On Award” of equity securities having a value equal to a total of $375,000 (the “$375,000 Value”) consisting of the following awards issued under the Schawk 2006 LTIP:

(i)	31,250 stock options priced at the date of this Agreement, and

(ii)	12,500 shares of restricted stock,

subject to your execution of the grant agreements.  Each award granted under the Sign-On Award will be subject to a three (3) year cliff vesting schedule with 100% vesting on the third anniversary of the Effective Date and will be evidenced by an award agreement that shall specify the terms and conditions of each award granted, which terms and conditions shall be those customarily provided for such awards to senior executives of the Company, except as otherwise provided herein.

(e)
Change in Control.  During the Employment Term, upon a Change in Control of the Company (as defined below), you shall receive accelerated vesting of (and if applicable, have the right to exercise) 100% of any then-unvested equity and other awards issued under Schawk 2006 LTIP held by you immediately prior to the Change in Control.  Any and all stock options issued under the Schawk 2006 LTIP that vest pursuant to this subsection (e) shall remain exercisable for a minimum of 120 days following the vesting date and, to the extent that any award incorporates a performance element that has not previously been measured, target performance shall be deemed to have been achieved.  For purposes of this Agreement, “Change in Control” means the same definition as set forth in the Schawk 2006 LTIP as of the Effective Date.

4.
Employee Benefits.  During the Employment Term, you will be eligible to participate in the Company’s medical plan and other employee benefit programs at the same level as such benefits are generally provided by the Company from time to time to other senior executives of the Company.  Your eligibility for all such programs and plans is determined under the terms of those programs/plans as applied generally.  The Company’s benefit programs, compensation programs, and policies are reviewed from time to time and may be modified, amended or terminated at any time.  Notwithstanding the foregoing, you and your wife and other eligible dependents shall, on the Effective Date, be fully and immediately covered under the Company’s medical and other health plans without regard to waiting periods or exclusions for pre-existing conditions.

5.	Expenses and Other Benefits.

(a)
Expenses.  During the Employment Term, the Company will reimburse you for all reasonable business expenses incurred by you in the performance of your duties to the Company, submitted and processed in accordance with the Company’s expense reimbursement policy.

(b)
Vacation.  During the Employment Term, you will be entitled to four (4) weeks of paid vacation each calendar year, which shall be earned in full on the first day of the calendar year.  For the period from the Effective Date through December 31, 2008, however, you will be entitled to two (2) weeks of paid vacation, which will be earned in full on the Effective Date.  In the event that you do not use all of your accrued vacation days in any period, such unused vacation days will carry over into subsequent periods; provided, however, that no more than an aggregate of four (4) weeks of unused vacation will be permitted to so carry over.

(c)
Perquisites.  During the Employment Term, you shall be provided with the opportunity to receive or participate in perquisites and other benefits on a comparable basis as such perquisites are generally provided by the Company from time to time to other senior executives of the Company.

(d)
Indemnification. The Company shall during the Employment Term and all applicable statute of limitation periods: (i) indemnify you to the maximum extent allowed under Illinois law and the Company’s governing documents, and (ii) provide coverage for you under a directors’ and officers’ liability insurance policy in a form at least as comprehensive as, and in an amount that is at least equal to, that maintained by the Company at such time for any officer or director of the Company.

6.
Compliance with Policies.  Subject to the terms of this Agreement, you agree that you will comply in all material respects with all policies and procedures applicable to similarly situated employees of the Company, generally and specifically; provided that any such failure to comply shall not be an event constituting “Cause” for termination of employment except to the extent specifically provided in Section 7(d) hereof.

7.
Termination of Employment.  Notwithstanding any other provision of the Agreement, your employment hereunder shall terminate upon the occurrence of any of the following events:  (i) the effective date of your voluntary resignation with or without Good Reason (as defined below in Section 7(e)); (ii) termination of employment by the Company due to your Disability (as defined below in Section 7(f)) or death; or (iii) termination of employment by the Company, with or without Cause (as defined below in Section 7(d)).

(a)
Termination with Cause or Voluntary Resignation Without Good Reason.  If you are terminated by the Company with Cause or you voluntarily resign without Good Reason, you shall be entitled to receive as soon as reasonably practicable after your date of termination or such earlier time as may be required by applicable statute or regulation:

(i)	your earned but unpaid Base Salary through the date of termination;

(ii)	payment in respect of any vacation days accrued but unused through the date of termination; and

(iii)
reimbursement for all business expenses properly incurred in accordance with Company policy prior to the date of termination and not yet reimbursed by the Company.  The aggregate benefits payable pursuant to clauses (i), (ii), and (iii) hereafter referred to as the “Accrued Obligations.”

Except as provided herein, you shall have no further rights to any compensation (including any Base Salary) or any other benefits under this Agreement. All other accrued and vested benefits, if any, due to you following your termination of employment shall be determined and paid in accordance with the applicable plans, policies, and practices of the Company and any award or other agreements relating to such benefits.

(b)
Termination without Cause or Voluntary Resignation With Good Reason.  If you are terminated by the Company other than for Cause or as a result of your Disability or death, or if you voluntarily resign with Good Reason, you shall receive:

(i)	the Accrued Obligations; and

(ii)	subject to Section 7(g),

(A)	severance pay of one (1) times Base Salary, payable in accordance with the Company’s regular payroll practices;

(B)
a pro-rata bonus (based on the number of days elapsed in the current bonus measurement period), if any, for the year in which termination of employment occurred, based on the target bonus for such year, payable no later than 2 weeks following the effective date of termination;

(C)	immediate accelerated vesting of (and if applicable, have the right to exercise) 100% of any then-unvested equity and other awards issued under Schawk 2006 LTIP; and

(D)
contingent upon your election of COBRA continuation coverage, the continuation of coverage under the same health benefit plans that you and your dependents were covered under prior to termination of employment with the Company to pay the full cost of the health insurance premiums for such COBRA coverage until the first of the following events occurs: (I) the one (1) year anniversary following your termination of employment or (II) the date you become eligible for coverage under another employer group plan.

Except as provided herein, you shall have no further rights to any compensation (including any Base Salary) or any other benefits under this Agreement.  All other accrued and vested benefits, if any, due to you following your termination of employment pursuant to this Section 7(b) shall be determined and paid in accordance with the plans, policies and practices of the Company and any award or other agreements relating to such benefits.  Notwithstanding the foregoing, any and all stock options issued under the Schawk 2006 LTIP that vest pursuant to subsection (C) above shall remain exercisable for a minimum of 120 days following the vesting date and, to the extent that any award described in subsection (C) above incorporates a performance element that has not previously been measured, target performance shall be deemed to have been achieved.  Payments and benefits provided pursuant to this Section 7(b) shall be subject to Section 7(h) below, if applicable. The payments and benefits provided in this Section 7(b) are in lieu of payments and benefits under any other severance arrangement of the Company.

(c)
Termination as a Result of Disability or Death.  If you are terminated by the Company as a result of your Disability or death, you or your estate, personal representative or surviving spouse, as the case may be, shall receive:

(i)	the Accrued Obligations; and

(ii)	subject to Section 7(g),

(A)
a pro-rata bonus (based on the number of days elapsed in the current bonus measurement period), if any, for the year in which termination of employment occurred, based on the target bonus for such year, payable no later than 2 weeks following the effective date of termination;

(B)	immediate accelerated vesting of (and if applicable, have the right to exercise) 100% of any then-unvested equity and other awards issued under Schawk 2006 LTIP; and

(C)
contingent upon your or your spouse’s election of COBRA continuation coverage, the continuation of coverage under the same health benefit plans that you and your dependents were covered under prior to termination of employment with the Company to pay the full cost of the health insurance premiums for such COBRA coverage until the first of the following events occurs: (I) the one (1) year anniversary following your termination of employment or (II) the date you become eligible for coverage under another employer group plan.

Except as provided herein, you shall have no further rights to any compensation (including any Base Salary) or any other benefits under this Agreement.  All other accrued and vested benefits, if any, due to you following your termination of employment pursuant to this Section 7(c) shall be determined and paid in accordance with the plans, policies and practices of the Company and any award or other agreements relating to such benefits.  Notwithstanding the foregoing, any and all stock options issued under the Schawk 2006 LTIP that vest pursuant to subsection (B) above shall remain exercisable for a minimum of 120 days following the vesting date and, to the extent that any award described in subsection (B) above incorporates a performance element that has not previously been measured, target performance shall be deemed to have been achieved.  Payments and benefits provided pursuant to this Section 7(c) shall be subject to Section 7(g) below, if applicable. The payments and benefits provided in this Section 7(c) are in lieu of payments and benefits under any other severance arrangement of the Company.

(d)	“Cause” for termination by the Company of your employment with the Company means any of the following:

(i)	your conviction of, or plea of guilty or no contest to (A) a misdemeanor involving material dishonesty in connection with your job duties, fraud, or moral turpitude, or (B) a felony;

(ii)	your willful malfeasance, willful misconduct or gross negligence in connection with your duties to the Company;

(iii)
your willful and continued failure to substantially perform your duties to the Company (other than any such failure resulting from incapacity due to Disability), which failure is not remedied earlier than thirty (30) days after a written demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties;

(iv)	your willful engaging in illegal conduct or gross misconduct which is materially injurious to the business or reputation of the Company; or

(v)	your material willful breach of any of the restrictive covenants set forth in this Agreement.

For purposes of this definition, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company.  The Company shall give written notice to you of the termination for Cause, which shall state the particular act or acts or the failure or failures to act that constitute the grounds on which the Cause termination is based. You shall have thirty (30) days upon receipt of the notice in which to cure such conduct, to the extent such cure is possible.

(e)	“Good Reason” for termination by you of your employment means the occurrence (without your express written consent) of any one of the following acts by the Company or failures by the Company to act:

(i)
a reduction in Base Salary or a reduction in the bonus rates set forth in the Schawk AIP, or any replacement bonus plan, below those described in Section 3(b)(iii) above except, solely with respect to bonuses, in cases where due to poor economic performance or uncertainty the Board of Directors of the Company suspends the bonus plan for executive management;

(ii)
the Company’s failure to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly in writing to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place;

(iii)
the Company’s requiring you to be based at, or perform your principal functions at, any office or location other than a location within thirty (30) miles of the Company’s Des Plaines, Illinois headquarters office;

(iv)	the assignment to you of any duties inconsistent in any material respect with your position or any material diminution in your authority, duties or responsibilities; or

(v)	a material breach by the Company of this Agreement.

Prior to your right to terminate this Agreement for Good Reason, you shall give written notice to the Company of your intention to terminate your employment on account of a Good Reason.  Such notice shall state the particular act or acts or the failure or failures to act that constitute the grounds on which your Good Reason termination is based.  The Company shall have thirty (30) days (five (5) days in the case of a breach by the Company of this Agreement relating to the payment of compensation) upon receipt of the notice in which to cure such conduct, to the extent such cure is possible.

(f)
“Disability” means your inability to perform your normal duties as a result of any physical or mental injury or ailment for (i) any consecutive ninety (90)-day period or (ii) any one hundred eighty (180) calendar days (whether or not consecutive) during any three hundred sixty-five (365) calendar day period.

(g)
Release.  Notwithstanding any other provision of this Agreement to the contrary, you acknowledge and agree that any and all payments to which you are entitled under this Section 7 which are described as being subject to this Section 7(g) are conditioned upon and subject to your (or in the case of your death, your personal representative’s) execution of, and not having revoked within any applicable revocation period, a general release and waiver, in such reasonable and customary form as shall be prepared by the Company, of all claims you or your estate may have against the Company and its directors, officers, subsidiaries and affiliates, except as to (i) matters covered by provisions of this Agreement that expressly survive the termination of this Agreement and (ii) rights to which you are entitled by virtue of your participation in the employee benefit plans, policies and arrangements of the Company.

(h)
Code Section 409A Compliance.  Notwithstanding the above, if necessary to avoid incurring penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), payments and benefits due under this Section 7 shall not be provided to you during the six (6) month period immediately following your termination; provided, however, that on the first business day following the date six (6) months after your termination, a lump-sum catch-up payment shall be made to you for amounts not paid during the six (6) month delay.

(i)
No Mitigation or Offset.  You shall not be required to mitigate the amount of any payments provided for under this Agreement by seeking other employment. No amounts paid to or earned by you following termination of your employment shall reduce or be set off against any amounts payable to you under this Agreement, nor will any payments otherwise due to you hereunder be subject to offset in respect of any claims that the Company may assert against you.

8.	Return of Materials. Upon the termination of your employment, you shall return to the Company all Company property, including all materials furnished to you during your employment (including but not limited to keys, electronic communication devices, files and identification cards) and all Company-related materials created by you during your employment with the Company.  In addition, upon the termination of your employment, you will provide the Company with all passwords and similar information which will be necessary for the Company to access materials on which you worked or to otherwise continue in its business.

9.
Confidentiality.  In the course of your employment with the Company, you will be given access to and otherwise obtain knowledge of certain trade secrets and confidential and proprietary information pertaining to the business of the Company and its affiliates.  Other than in the course of properly performing your duties for the Company, during the Employment Term and thereafter, you will not, directly or indirectly, without the prior written consent of the Company, disclose or use for the benefit of any person, corporation or other entity, including yourself, any trade secrets or other confidential or proprietary information concerning the Company or its affiliates, including, but not limited to, information pertaining to clients, services, products, earnings, finances, operations, marketing, methods or other activities; provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally (other than as a result of your breach of this covenant or the breach by another employee of his or her confidentiality obligations).  Notwithstanding the foregoing, you may disclose such information as is required by law during any legal proceeding or to your personal representatives and professional advisers as is required for purposes of rendering tax or legal advice, and, with respect to such personal representatives and professional advisers, you shall inform them of your obligations hereunder and take all reasonable steps to ensure that such professional advisers do not disclose the existence or substance thereof.  Further, other than in the course of performing your duties in good faith for the Company, you shall not, directly or indirectly, remove from the Company’s premises any documents, records, computer disks or files, computer printouts, business plans or any copies or reproductions thereof, or any information or instruments derived therefrom, arising out of or relating to the business of the Company and its affiliates or obtained as a result of your employment with the Company.

10.	Non-Solicitation/Non-Competition.

(a)
Without the prior written consent of the Company, during the Employment Term and for a period of twelve (12) months after the termination of your employment with the Company for any reason, you shall not:

(i)
become engaged in or otherwise become interested in, directly or indirectly (whether as an owner, officer, employee, consultant, director, stockholder, or otherwise), any company, enterprise or entity that, in any market served by the Company, provides, or has made substantial preparation to provide, services or products that compete with any portion of the Company’s business, other than as a holder of not more than two percent (2%) of the equity securities of any such company, enterprise or entity the equity securities of which are listed on a national securities exchange;

(ii)
for the purpose of providing services or products similar to those provided by the Company in the conduct of the business, directly or indirectly solicit, or assist any other person in soliciting, any customer of the Company (x) with whom you had contact during your employment with the Company, (y) about which you learned non-public information during your employment with the Company, or (z) whose account you oversaw during your employment with the Company; or

(iii)
for purposes of employment with an entity other than the Company, directly or indirectly solicit, or assist any other person in soliciting, any person who was an employee of the Company or its affiliates as of your termination of employment with the Company, or any person who, as of such date, was in the process of being recruited by the Company or its affiliates to become an employee of the Company or its affiliates (each such person, a “Protected Employee”), or induce any Protected Employee to terminate his or her employment with the Company or its affiliates.

(b)
You acknowledge that the protections of the Company set forth in this Section 10 are fair and reasonable.  You agree that remedies at law for a breach or threatened breach of the provisions of this Section 10 would be inadequate and, therefore, the Company shall be entitled, in addition to any other available remedies, without posting a bond, to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may be then available.

11.
Cooperation.  You agree that during the Employment Term or following a termination of employment for any reason, you shall, upon reasonable advance notice, reasonably assist and cooperate with the Company with regard to any investigation or litigation related to a matter or project in which you were involved during your employment.  The Company shall reimburse you for all reasonable and necessary out-of-pocket expenses related to your services under this Section 11 within thirty (30) days of you submitting to the Company appropriate receipts and expense statements.

12.	Tax Issues.

(a)	Withholding. All payments to be made to you by the Company shall be subject to withholding as reasonably determined by the Company pursuant to applicable law and regulation.

(b)
Code Section 409A.  It is intended that any amounts payable under this Agreement and the Company’s and your exercise of authority or discretion hereunder shall comply with Code Section 409A (including the Treasury regulations and other published guidance relating thereto) so as not to subject you to the payment of any interest or additional tax imposed under Code

Section 409A.  To the extent any amount payable to you from the Company, per this Agreement or otherwise, would trigger the additional tax imposed by Code Section 409A, the payment arrangements shall be modified to avoid such additional tax.  This provision includes, but is not limited to, Treasury Regulation Section 1.409A-3(g)(2), relating to a six-month delay in payment of deferred compensation to a “specified employee” (as defined in the Treasury Regulations under Section 409A) upon a separation from service, to the extent applicable.

13.	Other Legal Matters.

(a)
No Other Agreements/Obligations.  You have advised the Company that your execution and performance of the terms of this Agreement do not and will not violate any other agreement binding on you or the rights of any third parties and you understand that in the event this advice is not accurate the Company will not have any obligation to you under this Agreement.   The Company acknowledges that its employment of you will obligate it to make certain payments to Tatum, LLC in accordance with the Company’s agreements with Tatum, LLC.

(b)
Governing Law.  This Agreement will be governed by, and interpreted in accordance with, the laws of the State of Illinois, without regard to the conflict of laws provisions of any jurisdiction which would cause the application of any law other than that of the State of Illinois.

(c)
Arbitration.  Any controversy or claim arising out of or relating to this Agreement or for the breach thereof, or your employment, including without limitation any statutory claims (for example, claims for discrimination including but not limited to discrimination based on race, sex, sexual orientation, religion, national origin, age, marital status, handicap or disability; and claims relating to leaves of absence mandated by state or federal law), breach of any contract or covenant (express or implied), tort claims, violation of public policy or any other alleged violation of statutory, contractual or common law rights (and including claims against the Company’s officers, directors, employees or agents) if not otherwise settled between the parties, shall be conclusively settled by arbitration to be held in Chicago, Illinois, in accordance with the American Arbitration Association’s Employment Arbitration Rules and Mediation Procedures (the “Rules”).  Arbitration shall be the parties’ exclusive remedy for any such controversies, claims or breaches.  The parties also consent to personal jurisdiction in Chicago, Illinois with respect to such arbitration.  The award resulting from such arbitration shall be final and binding upon both parties.  This Agreement shall be governed by the laws of the United States of America and the State of Illinois without regard to any conflict of law provisions of any jurisdiction.  You and the Company hereby waive the right to pursue any claims, including but not limited to employment related claims, through civil litigation outside the arbitration procedures of this provision, unless otherwise required by law.  You and the Company each have the right to be represented by counsel with respect to arbitration of any dispute pursuant to this paragraph.  The arbitrator shall be selected by agreement between the parties, but if they do not agree on the selection of an arbitrator within thirty (30) days after the date of the request for arbitration, the arbitrator shall be selected pursuant to the Rules.  With respect to any claim brought to arbitration hereunder, both you and the Company shall be entitled to recover whatever damages would otherwise be available to you/it in any legal proceeding based upon the federal and/or state law applicable to the claim, except that parties agree they shall not seek any award for punitive damages for any claims they may have under this Agreement.  The decision of the arbitrator may be entered and enforced in any court of competent jurisdiction by either you or the Company.  Each party shall pay the fees of their respective attorneys (except as otherwise awarded by the arbitrator), the expenses of their witnesses and any other expenses connected with presenting their cases, other costs, including the fees of the mediator, the arbitrator, the cost of any record or transcript of the arbitration, and administrative fees, shall be borne equally by the parties, one-half by you, and one-half by the Company.  Should you pursue any dispute or matter covered by this paragraph by any method other than said arbitration, the Company shall be entitled to recover from you all damages, costs, expenses, and attorneys’ fees incurred as a result of such action. Should the Company pursue any dispute or matter covered by this paragraph by any method other than said arbitration, you shall be entitled to recover from the Company all damages, costs, expenses, and attorneys’ fees incurred as a result of such action.  The provisions contained in this paragraph shall survive termination of your employment with the Company and the termination and/or expiration of this Agreement.

(d)	Notice. All notices and other communications under this Agreement shall be in writing to you at such address as most currently appears in the records of the Company and, if to the Company:

Schawk, Inc.
HR Service Center
1695 River Road
Des Plaines, IL 60018
Attn: Jennifer Erfurth.

(e)
Full and Complete Agreement.  This Agreement contains the entire understanding of the parties and may be amended only in a writing signed by the parties.  This Agreement supersedes any and all prior agreements, whether written or oral, between you and the Company, that are not specifically incorporated by reference herein.  You specifically acknowledge that no promises or commitments have been made to you that are not set forth in this letter.

(f)	Survival of Provisions. The provisions of Sections 9 through 11 of this Agreement shall survive the termination of your employment with the Company and the expiration or termination of this Agreement.

(g)
Severability.  If any provision of this Agreement or the application thereof is held invalid, such invalidity shall not affect other provisions or applications of this Agreement that can be given effect without the invalid provision or application and, to such end, the provisions of this Agreement are declared to be severable.

(h)
No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(i)
Counterparts and Signatures.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument.  Signatures delivered by facsimile or PDF file shall constitute original signatures.

If these terms are agreeable to you, please sign and date the enclosed copy of this letter in the appropriate space at the bottom and return it to me to indicate your agreement to these terms.

Yours sincerely,

/s/David A. Schawk
David A. Schawk
President and Chief Executive Officer

I hereby accept the terms and conditions of employment as outlined above:

/s/Timothy J. Cunningham	September 18, 2008
Timothy J. Cunningham	Date